Exhibit 99.5

ITEM 7.MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is management’s discussion of the financial results, liquidity and other key items related to our performance and should be read in conjunction with our Consolidated Financial Statements and related notes included elsewhere in this Annual Report. The following is a combined report of SBH and SB/RH, and the following discussion includes SBH and certain matters related to SB/RH as signified below. Unless the context indicates otherwise, the terms the “Company,” “Spectrum,” “we,” “our” or “us” are used to refer to SBH and its subsidiaries and SB/RH and its subsidiaries, collectively.

Business Overview

Refer to Item 1 - Business included elsewhere within this Annual Report for an overview of our business.

Divestitures

The assets and liabilities associated with the GBA segment have been classified as held for sale and the respective operations have been classified as discontinued operations and reported separately for all periods presented.  The exclusion of the GBA segment from the results of operations from continuing operations may have a significant impact on the comparability of consolidated results of operations.  See Note 3 – Divestitures to the Consolidated Financial Statements, included elsewhere in this Annual Report, for more information on the assets and liabilities classified as held for sale and discontinued operations.

Acquisitions

The following acquisition activity has a significant impact on the comparability of the financial results on the consolidated financial statements.

•

PetMatrix – On June 1, 2017, the Company completed the acquisition of PetMatrix LLC, a manufacturer and marketer of rawhide-free dog chews consisting primarily of the DreamBone® and SmartBones® brands. The results of PetMatrix’s operations since June 1, 2017 are included in the Company’s Consolidated Statements of Income and reported within the PET reporting segment for the year ended September 30, 2017.

•

GloFish – On May 12, 2017, the Company entered into an asset purchase agreement with Yorktown Technologies LP, for the acquisition of assets consisting of the GloFish operations, including transfer of the GloFish® brand, related intellectual property and operating agreements. The GloFish operations consist of the development and licensing of fluorescent fish for sale through retail and online channels. The results of GloFish’s operations since May 12, 2017 are included in the Company’s Consolidated Statement of Income and reported within the PET reporting segment for the year ended September 30, 2017.

•

Armored AutoGroup - On May 21, 2015, the Company completed the acquisition of AAG, a consumer products company consisting primarily of Armor All® branded appearance products, STP® branded performance chemicals, and A/C PRO® branded do-it-yourself automotive air conditioner recharge products. The results of AAG’s operations since May 21, 2015 are included in the Company’s Consolidated Statements of Income as a separate GAC reporting segment for the years ended September 30, 2017, 2016 and 2015.

•

Salix - On January 16, 2015, the Company completed the acquisition of Salix, a vertically integrated producer and distributor of natural rawhide dog chews, treats and snacks. The results of Salix’s operations since January 16, 2015 are included in the Company’s Consolidated Statements of Income as part of the PET segment for the years ended September 30, 2017, 2016 and 2015.

•

European IAMS and Eukanuba - On December 31, 2014, the Company completed the acquisition of Procter & Gamble’s European IAMS and Eukanuba pet food business (“European IAMS and Eukanuba”), including its brands for dogs and cats. The results of the European IAMS and Eukanuba’s operations since December 31, 2014 are included in the Company’s Consolidated Statements of Income as part of the PET segment for the years ended September 30, 2017, 2016 and 2015.

See Note 4 - Acquisitions in the Notes to the Consolidated Financial Statements, included elsewhere within this Annual Report, for additional detail regarding acquisition activity.

Restructuring Activity

We continually seek to improve our operational efficiency, match our manufacturing capacity and product costs to market demand and better utilize our manufacturing resources. We have undertaken various initiatives to reduce manufacturing and operating costs. The most significant of these initiatives are:

•	GAC Business Rationalization Initiatives, which began during the third quarter of the year ended September 30, 2016 and anticipated to be incurred through September 30, 2018;
•	PET Rightsizing Initiative, which began during the second quarter of the year ended September 30, 2017 and is anticipated to be incurred through September 30, 2018;
•	HHI Distribution Center Consolidation, which began during the second quarter of the year ended April 2, 2017 and is anticipated to be incurred through September 30, 2018.
•	HHI Business Rationalization Initiatives, which began during the second quarter of the year ended September 30, 2014 and was completed as of September 30, 2016.
•	Global Expense Rationalization Initiatives, which began in the third quarter of the year ended September 30, 2013 and was completed as of September 30, 2016.

See Note 5 - Restructuring and Related Charges in the Notes to the Consolidated Financial Statements, included elsewhere within this Annual Report, for additional detail regarding restructuring and related activity.

Exhibit 99.5

Refinancing Activity

The following recent financing activity has a significant impact on the comparability of financial results on the consolidated financial statements.

•

During the year ended September 30, 2017, we refinanced a portion of our debt to extend maturities and reduce borrowing costs including entering into various amendments to the Credit Agreement under its Term Loans resulting in an increase to its USD Term Loan, repayment of the Euro Term Loan, increase in the capacity of the Revolver Facility and changes to the applicable variable interest rates.

•

During the year ended September 30, 2016, we refinanced a portion of our debt to extend maturities and reduce borrowing costs including the issuance of Euro denominated notes and repurchase of the 6.375% Notes.

•

During the year ended September 30, 2015, we refinanced a portion of our debt to improve liquidity, extend maturities and reduce borrowing costs including the refinancing of the Senior Credit Agreement under its Term Loans resulting in an increase to its USD and Euro denominated Term Loan, decrease in its CAD denominated Term Loan, repayment of the 6.75% Notes and replacement of our then-existing asset based revolving loan (“ABL”) facility with the Revolver Facility. Additionally, we issued the 5.75% Notes in connection with the acquisition of AAG and issued the 6.125% Notes to support additional acquisition activity during the year.

See Note 11 - Debt in the Notes to the Consolidated Financial Statements, included elsewhere within this Annual Report, for additional detail regarding debt.

Safety Recall

On June 10, 2017, the Company initiated a voluntary safety recall of various rawhide chew products for dogs sold by the Company’s PET segment due to possible chemical contamination. The Company recognized a loss of $35.8 million for the year ended September 30, 2017 associated with the recall, which comprised of inventory write-offs of $15.0 million, customer losses of $7.1 million and $13.7 million of incremental costs to dispose of product and operational expenses due to a temporary shutdown of production facilities. The Company suspended production at facilities impacted by the product safety recall, completed a comprehensive manufacturing review and recommenced production during the fourth quarter ended September 30, 2017. See Note 19 - Commitments and Contingencies in the Notes to the Consolidated Financial Statements, included elsewhere within this Annual Report for additional detail.

Exhibit 99.5

Non-GAAP Measurements

Our consolidated and segment results contain non-GAAP metrics such as organic net sales, and Adjusted EBITDA (“Earnings Before Interest, Taxes, Depreciation, Amortization”). While we believe organic net sales and Adjusted EBITDA are useful supplemental information, such adjusted results are not intended to replace our financial results in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”) and should be read in conjunction with those GAAP results.

Organic Net Sales. We define organic net sales as net sales excluding the effect of changes in foreign currency exchange rates and/or impact from acquisitions (where applicable). We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior comparative period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period.   The following is a reconciliation of net sales to organic net sales of SBH and SB/RH for the year ended September 30, 2017 compared to net sales for the year ended September 30, 2016, and the net sales to organic net sales for the year ended September 30, 2016 compared to the year ended September 30, 2015 respectively:

	Year Ended September 30, 2017
Year Ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales September 30, 2016	Variance
Hardware & Home Improvement	1,276.1	(2.7)	1,273.4	—	1,273.4	1,241.0	32.4	2.6%
Global Pet Supplies	793.2	6.7	799.9	(28.1)	771.8	825.7	(53.9)	(6.5%)
Home and Garden	493.3	—	493.3	—	493.3	509.0	(15.7)	(3.1%)
Global Auto Care	446.9	0.3	447.2	—	447.2	453.7	(6.5)	(1.4%)
Total	$3,009.5	$4.3	$3,013.8	$(28.1)	$2,985.7	$3,029.4	(43.7)	(1.4%)

	Year Ended September 30, 2016
Year Ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales September 30, 2015	Variance
Hardware & Home Improvement	1,241.0	14.7	1,255.7	—	1,255.7	1,205.5	50.2	4.2%
Global Pet Supplies	825.7	8.2	833.9	(74.5)	759.4	758.2	1.2	0.2%
Home and Garden	509.0	0.1	509.1	—	509.1	474.0	35.1	7.4%
Global Auto Care	453.7	0.7	454.4	(277.3)	177.1	160.5	16.6	10.3%
Total	$3,029.4	$23.7	$3,053.1	$(351.8)	$2,701.3	$2,598.2	103.1	4.0%

Exhibit 99.5

Adjusted EBITDA. Adjusted EBITDA is a non-GAAP metric used by management that we believe provides useful information to investors because it reflects the ongoing operating performance and trends of our segments, excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods. It also facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA is also used for determining compliance with the Company’s debt covenant. See Note 11 - Debt in the Notes to the Consolidated Financial Statements, included elsewhere within this Annual Report, for additional detail.

EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes:

•

Stock based compensation expense, as it is a non-cash based compensation cost. See Note 17 - Share Based Compensation in the Notes to the Consolidated Financial Statements, included elsewhere within this Annual Report, for additional detail;

•

Acquisition and integration charges that consist of transaction costs from acquisition transactions during the period, or subsequent integration related project costs directly associated with the acquired business. See Note 4 - Acquisition in the Notes to the Consolidated Financial Statements, included elsewhere within this Annual Report, for additional detail;

•

Restructuring and related charges, which consist of project costs associated with restructuring initiatives across the segments. See Note 5 - Restructuring and Related Charges in the Notes to the Consolidated Financial Statements, included elsewhere within this Annual Report, for additional detail;

•	Non-cash asset impairments or write-offs realized (when applicable);
•	Non-cash purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition (when applicable); and
•	Other adjustments as further discussed.

During the year ended September 30, 2017, other adjustments consist of estimated costs for a non-recurring voluntary recall of rawhide product by the PET segment (See Note 19 - Commitments and Contingencies in the Notes to the Consolidated Financial Statements, included elsewhere within this Annual Report, for additional detail), professional fees associated with non-acquisition based strategic initiatives of the Company, and an adjustment for the devaluation of cash and cash equivalents denominated in Venezuelan currency. During the year ended September 30, 2016, other adjustments consist of the onboarding of a key executive and the involuntary transfer of inventory.  During the year ended September 30, 2015, other adjustments consist of costs associated with the exiting of a key executive, coupled with onboarding a key executive, plus an adjustment for the devaluation of cash and cash equivalents denominated in Venezuelan currency.

Exhibit 99.5

The following is a reconciliation of net income to Adjusted EBITDA for the years ended September 30, 2017, 2016 and 2015 for SBH:

Spectrum Brands Holdings, Inc. (in millions)	HHI	PET	H&G	GAC	Corporate	Consolidated
For the Year Ended September 30, 2017
Net income from continuing operations	$184.0	$28.8	$114.4	$100.8	$(303.0)	$125.0
Income tax expense	—	—	—	—	37.3	37.3
Interest expense	—	—	—	—	160.9	160.9
Depreciation and amortization	38.3	43.1	17.6	21.1	11.5	131.6
EBITDA	222.3	71.9	132.0	121.9	(93.3)	454.8
Share based compensation	—	—	—	—	47.7	47.7
Acquisition and integration related charges	5.5	7.3	—	2.3	0.5	15.6
Restructuring and related charges	26.6	9.1	—	24.2	0.5	60.4
Write-off from impairment of intangible assets	—	15.3	1.0	—	—	16.3
Purchase accounting inventory adjustment	—	3.3	—	—	—	3.3
Pet safety recall	—	35.8	—	—	—	35.8
Venezuela devaluation	—	—	—	—	0.4	0.4
Other	—	—	—	—	4.9	4.9
Adjusted EBITDA	$254.4	$142.7	$133.0	$148.4	$(39.3)	$639.2
For the Year Ended September 30, 2016
Net income from continuing operations	$190.6	$84.2	$121.2	$116.6	$(231.6)	$281.0
Income tax expense	—	—	—	—	(50.0)	(50.0)
Interest expense	—	—	—	—	182.0	182.0
Depreciation and amortization	35.4	42.7	15.2	17.5	8.9	119.7
EBITDA	226.0	126.9	136.4	134.1	(90.7)	532.7
Share based compensation	—	—	—	—	57.2	57.2
Acquisition and integration related charges	13.3	5.5	0.5	14.0	0.8	34.1
Restructuring and related charges	2.3	6.0	0.4	5.3	—	14.0
Write-off from impairment of intangible assets	—	1.7	1.0	—	—	2.7
Other	—	—	—	—	0.7	0.7
Adjusted EBITDA	$241.6	$140.1	$138.3	$153.4	$(32.0)	$641.4
For the Year Ended September 30, 2015
Net income from continuing operations	$166.5	$60.0	$108.3	$18.2	$(302.2)	$50.8
Income tax expense	—	—	—	—	5.6	5.6
Interest expense	—	—	—	—	185.8	185.8
Depreciation and amortization	39.4	39.7	13.3	6.6	7.4	106.4
EBITDA	205.9	99.7	121.6	24.8	(103.4)	348.6
Share based compensation	—	—	—	—	41.0	41.0
Acquisition and integration related charges	9.1	13.7	2.3	3.8	25.3	54.2
Restructuring and related charges	9.7	8.9	0.6	—	0.3	19.5
Purchase accounting inventory adjustment	0.8	2.2	—	18.7	—	21.7
Venezuela devaluation	—	—	—	—	2.5	2.5
Other	—	—	—	—	6.1	6.1
Adjusted EBITDA	$225.5	$124.5	$124.5	$47.3	$(28.2)	$493.6

Exhibit 99.5

The following is a reconciliation of net income to Adjusted EBITDA for the years ended September 30, 2017, 2016 and 2015 for SBRH:

SB/RH HOLDINGS, LLC (in millions)	HHI	PET	H&G	GAC	Corporate	Consolidated
For the Year Ended September 30, 2017
Net income from continuing operations	$184.0	$28.8	$114.4	$100.8	$(298.9)	$129.1
Income tax expense	—	—	—	—	41.3	41.3
Interest expense	—	—	—	—	161.3	161.3
Depreciation and amortization	38.3	43.1	17.6	21.1	11.5	131.6
EBITDA	222.3	71.9	132.0	121.9	(84.8)	463.3
Share based compensation	—	—	—	—	44.9	44.9
Acquisition and integration related charges	5.5	7.3	—	2.3	0.5	15.6
Restructuring and related charges	26.6	9.1	—	24.2	0.5	60.4
Write-off from impairment of intangible assets	—	15.3	1.0	—	—	16.3
Purchase accounting inventory adjustment	—	3.3	—	—	—	3.3
Pet safety recall	—	35.8	—	—	—	35.8
Venezuela devaluation	—	—	—	—	0.4	0.4
Adjusted EBITDA	$254.4	$142.7	$133.0	$148.4	$(38.5)	$640.0
For the Year Ended September 30, 2016
Net income from continuing operations	$190.6	$84.2	$121.2	$116.6	$(236.9)	$275.7
Income tax expense	—	—	—	—	(39.0)	(39.0)
Interest expense	—	—	—	—	182.0	182.0
Depreciation and amortization	35.4	42.7	15.2	17.5	8.9	119.7
EBITDA	226.0	126.9	136.4	134.1	(85.0)	538.4
Share based compensation	—	—	—	—	52.1	52.1
Acquisition and integration related charges	13.3	5.5	0.5	14.0	0.8	34.1
Restructuring and related charges	2.3	6.0	0.4	5.3	—	14.0
Write-off from impairment of intangible assets	—	1.7	1.0	—	—	2.7
Other	—	—	—	—	0.7	0.7
Adjusted EBITDA	$241.6	$140.1	$138.3	$153.4	$(31.4)	$642.0
For the Year Ended September 30, 2015
Net income from continuing operations	$166.5	$60.0	$108.3	18.2	$(295.8)	$57.2
Income tax expense	—	—	—	—	5.6	5.6
Interest expense	—	—	—	—	185.8	185.8
Depreciation and amortization	39.4	39.7	13.3	6.6	7.4	106.4
EBITDA	205.9	99.7	121.6	24.8	(97.0)	355.0
Share based compensation	—	—	—	—	35.2	35.2
Acquisition and integration related charges	9.1	13.7	2.3	3.8	25.3	54.2
Restructuring and related charges	9.7	8.9	0.6	—	0.3	19.5
Purchase accounting inventory adjustment	0.8	2.2	—	18.7	—	21.7
Venezuela devaluation	—	—	—	—	2.5	2.5
Other	—	—	—	—	6.1	6.1
Adjusted EBITDA	$225.5	$124.5	$124.5	$47.3	$(27.6)	$494.2

Exhibit 99.5

Consolidated Results of Operations

The following is summarized consolidated results of operations for SBH for the years ended September 30, 2017, 2016 and 2015 respectively:

(in millions, except %)	2017	2016	Variance		2016	2015	Variance
Net sales	$3,009.5	$3,029.4	$(19.9)	(0.7%)	$3,029.4	$2,598.2	$431.2	16.6%
Gross profit	1,176.0	1,237.7	(61.7)	(5.0%)	1,237.7	978.5	259.2	26.5%
Operating expenses	847.9	820.0	27.9	3.4%	820.0	732.3	87.7	12.0%
Interest expense	160.9	182.0	(21.1)	(11.6%)	182.0	185.8	(3.8)	(2.0%)
Income tax expense	37.3	(50.0)	87.3	(174.6%)	(50.0)	5.6	(55.6)	(992.9%)
Net income from continuing operations	125.0	281.0	(156.0)	(55.5%)	281.0	50.8	230.2	453.1%
Income from discontinued operations, net of tax	172.1	76.6	95.5	124.7%	76.6	98.6	(22.0)	(22.3%)
Net income	297.1	357.6	(60.5)	(16.9%)	357.6	149.4	208.2	139.4%

Net Sales. Net sales for the year ended September 30, 2017 decreased $19.9 million, or 0.7%, with a decrease in organic sales of $43.7 million, or 1.4%. Net sales for the year ended September 30, 2016 increased $431.2 million, or 16.6%, with an increase in organic net sales of $103.1 million, or 4.0%. The following sets forth net sales by segment for the years ended September 30, 2017, 2016 and 2015:

(in millions, except %)	2017	2016	Variance		2016	2015	Variance
Hardware & Home Improvement	$1,276.1	$1,241.0	$35.1	2.8%	$1,241.0	$1,205.5	$35.5	2.9%
Global Pet Supplies	793.2	825.7	(32.5)	(3.9%)	825.7	758.2	67.5	8.9%
Home & Garden	493.3	509.0	(15.7)	(3.1%)	509.0	474.0	35.0	7.4%
Global Auto Care	446.9	453.7	(6.8)	(1.5%)	453.7	160.5	293.2	182.7%
Net Sales	$3,009.5	$3,029.4	(19.9)	(0.7%)	$3,029.4	$2,598.2	431.2	16.6%

The following sets forth the principal components of the change in net sales from the year ended September 30, 2017 to the year ended September 30, 2016, and from the year ended September 30, 2016 to the year ended September 30, 2015:

(in millions)	2017	2016
Net Sales for the periods ended September 30, 2016 and 2015, respectively	$3,029.4	$2,598.2
Increase due to acquisitions	28.1	351.8
Increase in hardware & home improvement	32.4	50.2
(Decrease) Increase in global auto care	(6.5)	16.6
(Decrease) Increase in home & garden	(15.7)	35.1
(Decrease) Increase in global pet supplies	(53.9)	1.2
Foreign currency impact, net	(4.3)	(23.7)
Net Sales for the periods ended September 30, 2017 and 2016, respectively	$3,009.5	$3,029.4

Gross Profit. Gross profit for the year ended September 30, 2017 decreased $61.7 million primarily attributable to the decrease in net sales and decrease in gross profit margin. Gross profit margin decreased from 40.9% to 39.1% contributed to by a decrease in organic sales, the pet safety recall, and incremental costs and inefficiencies from the HHI and GAC restructuring initiatives discussed above. See Note 5 – Restructuring and Related Charges in the Notes to the Consolidated Financial Statements included elsewhere within this Annual Report, for additional detail on restructuring activity and related costs. Gross profit for the year ended September 30, 2016 increased $259.2 million primarily attributable to the increase in net sales and gross profit margin. Gross profit margin increased from 37.7% to 40.9% contributed by the AAG acquisition and a shift towards higher margin product sales and continued cost improvements across segments.

Operating Expenses. Operating expenses for the year ended September 30, 2017 increased $27.9 million or 3.4% due to an increase in selling and general and administrative expenses of $4.1 million primarily from the incremental expenses from the operations of acquired businesses during the year and costs associated with the pet recall previously discussed, increase in restructuring and related charges of $28.5 million primarily attributable to the HHI and GAC restructuring initiatives discussed above, and impairment charges from intangible assets of $16.3 million; offset by decreased acquisition and integration related charges of $18.5 million primarily from reduced integration costs from the GAC and HHI acquisitions. Operating expenses for the year ended September 30, 2016 increased $87.7 million or 12.0% due to an increase in selling and general and administrative expenses of $103.6 million due to increased net sales, prior year acquisitions and increased share based compensation of $16.2 million; offset by decreased acquisition & integration related charges of $20.1 million and decreased restructuring and related charges of $4.3 million. See Note 4 - Acquisitions in the Notes to the Consolidated Financial Statements included elsewhere within this Annual Report for additional detail on acquisition and integration costs. See Note 5 – Restructuring and Related Charges in the Notes to the Consolidated Financial Statements included elsewhere within this Annual Report for additional detail on restructuring and related charges.

Interest Expense. Interest expense for the year ended September 30, 2017 decreased $21.1 million or 11.6% due to lower borrowing costs and incremental premium paid from debt redemption in the prior year due the refinancing activity previously discussed. Interest expense for the year ended September 30, 2016 decreased $3.8 million or 2.0% attributable to the lower borrowing costs due to the refinancing activity previously discussed. See Note 11 - Debt in Notes to the Consolidated Financial Statements included elsewhere within this Annual Report for additional information regarding our outstanding debt.

Exhibit 99.5

Income Taxes. The effective tax rate was 23.0% for the year ended September 30, 2017 compared to (21.6%) for the year ended September 30, 2016 and 9.9% for the year ended September 30, 2015. Our estimated annual effective tax rate for the year ended September 30, 2017 differs from the U.S federal statutory rate of 35% due to income earned outside the U.S. that is subject to statutory rates lower than 35%.  Additionally, the Company recognized a $6.6 million tax benefit for the recognition of additional federal and state tax credits.  The Company also recorded a $14.7 million valuation allowance on additional state net operating losses that more likely than not will expire unused.  Our estimated annual effective tax rate applied to the years ended September 30, 2016 and 2015 differs from the U.S. federal statutory rate of 35% primarily due to the release of valuation allowances on U.S. net operating losses deferred tax assets and income earned outside the U.S. that is subject to statutory rates lower than 35% offsetting tax expense on U.S. pretax income. For the year ended September 30, 2016,  the Company released $111.1 million of domestic valuation allowance.  In December 2015, the Company received a ruling from the Internal Revenue Service (“IRS”) which resulted in $87.8 million of U.S. net operating losses being restored and a release of $16.2 million of domestic valuation allowance from additional deferred tax assets created by the IRS ruling. The Company also recorded tax expense of $3.1 million related to additional foreign valuation allowance during the year ended September 30, 2016.  See Note 15 - Income Taxes in Notes to Consolidated Financial Statements included elsewhere in this Annual Report for additional information regarding income taxes.

Income From Discontinued Operations.  Discontinued operations include our GBA segment that is held for sale, which were previously reported as a separate segment within consolidated continuing operations of the Company.  Results of operations, financial position and cash flows for these businesses are separately reported as discontinued operations for all periods presented.  Income from discontinued operations, net of tax, for the year ended September 30, 2017, increased $95.5 million, or 124.7%, due to cost improvements, decrease in interest expense allocated to discontinued operations from refinancing activity previously discussed, and lower income tax expense driven by an incremental $25.5 million expense during the year ended September 30, 2016 to record a tax contingency reserve for a tax exposure in Germany where a local court ruled against our characterization of certain assets as amortizable under German tax law.     Income from discontinued operations, net of tax, for the year ended September 30, 2016, decreased 35.2 million, or 31.5%, primarily due to lowered income taxes due to the incremental tax contingency reserve previously discussed, offset by increased operating margins from cost improvements, lower integration and restructuring related charges, and product mix; and decrease in interest expense allocated to discontinued operations from refinancing activity previously discussed.  The Company expects a sale of the Global Battery and Lighting and Home and Personal Care appliance businesses to be consummated prior to December 31, 2018.  See Note 3 – Divestitures to the Condensed Consolidated Financial Statements, included elsewhere in this Quarterly Report, for more information on the assets and liabilities classified as held for sale and discontinued operations.

Segment Financial Data

Hardware & Home Improvement (HHI)

(in millions, except %)	2017	2016	Variance			2016	2015	Variance
Net sales	$1,276.1	$1,241.0	$35.1		2.8%	$1,241.0	$1,205.5	$35.5		2.9%
Operating income	185.7	191.9	(6.2)		(3.2%)	191.9	166.4	25.5		15.3%
Operating income margin	14.6%	15.5%	(90)	bps		15.5%	13.8%	170	bps
Adjusted EBITDA	254.4	241.6	12.8		5.3%	241.6	225.5	16.1		7.1%
Adjusted EBITDA margin	19.9%	19.5%	40	bps		19.5%	18.7%	80	bps

Net sales for the year ended September 30, 2017 increased $35.1 million, or 2.8%, with an increase in organic net sales of $32.4 million, or 2.6%.

•

Security and locksets increased $28.7 million due to increases in NA of $39.5 million from the introduction of new products with key retailers, expansion in electronic based products, promotion sales in e-commerce channel, increased volumes with non-retail wholesale and builder channels, and the introduction of Tell product into retail channels; partially offset by reduction in LATAM sales of $11.1 million driven by the exit of lower margin business of $9.4 million.

•	Plumbing increased $6.7 million due to increases in NA of $8.1 million from promotional sales volumes with retailers and e-commerce channels, plus the introduction of new products with key retailers.
•

Hardware decreased $3.0 million due to decreases in LATAM of $6.7 million due to the exit of lower margin business of $7.2 million; offset by increase in NA of $1.5 million from incremental retail volumes and new product introductions.

Operating income for the year ended September 30, 2017 decreased $6.2 million with a margin decrease of 90 bps due to increases in restructuring related activity offsetting an increase in sales volumes. Adjusted EBITDA for the year ended September 30, 2017 increased $12.8 million with a margin increase of 40 bps due to the increase in sales volumes and cost improvements.

Net sales for the year ended September 30, 2016 increased $35.5 million, or 2.9%, with an increase in organic sales of $50.2 million, or 4.2%.

•

Security and locksets increased $40.0 million due to an increase in POS, new product listings with key retail customers, increases in e-commerce volumes, and market growth with non-retail customers, partially offset by a $5.5 million decrease in sales with private label customers due to the transition in production of higher-margin branded product.

•	Plumbing increased $14.7 million due to the introduction of new products and promotional volumes with key retail customers.
•

Hardware decreased $3.7 million due to a decrease of $22.8 million from the expiration of a customer tolling agreement and planned exit of unprofitable business, mitigated by volume growth at existing retail customers and market expansion with non-retail customers in NA.

Operating income for the year ended September 30, 2016 increased $25.5 million with margin increase of 170 bps due to increase in sales volumes combined with cost improvements and a reduction in acquisition and integration related charges. Adjusted EBITDA for the year ended September 30, 2016 increased $16.1 million with margin increase of 80 bps due to the increase in sales volumes with cost improvements.

Exhibit 99.5

Global Pet Supplies (PET)

(in millions, except %)	2017	2016	Variance			2016	2015	Variance
Net sales	$793.2	$825.7	$(32.5)		(3.9%)	$825.7	$758.2	$67.5		8.9%
Operating income	29.1	85.0	(55.9)		(65.8%)	85.0	61.3	23.7		38.7%
Operating income margin	3.7%	10.3%	(660)	bps		10.3%	8.1%	220	bps
Adjusted EBITDA	142.7	140.1	2.6		1.9%	140.1	124.5	15.6		12.5%
Adjusted EBITDA margin	18.0%	17.0%	100	bps		17.0%	16.4%	60	bps

Net sales for the year ended September 30, 2017 decreased $32.5 million, or 3.9%, with an organic net sales decrease of $53.9 million, or 6.5%.

•	Net sales were positively impacted from acquisitions previously discussed by $28.1 million due to the acquisition of PetMatrix with $25.6 million and GloFish with $2.5 million.
•	Net sales were negatively impacted by $7.1 million for customer returns attributed to the pet safety recall previously discussed.
•

Excluding the impact of the PetMatrix acquisition and product safety recall discussed above, companion animal sales decreased $37.0 million primarily due to a decrease in EMEA of $23.8 million from lower distribution and softer POS from increased competition and a reduction of $16.2 million for the acceleration of the exit of a pet food tolling agreement; decreases in NA of $14.7 million from a retail inventory reduction management programs, reduced listings and soft POS with pet specialty retailers, and low margin product exits of $5.2 million; partially offset by increased sales in LATAM of $0.6 million and APAC of $0.9 million respectively.

•

Excluding the impact of acquisitions, aquatic sales decreased $9.8 million due to decrease in NA of $11.1 million from retail inventory reduction management programs and soft category POS with pet specialty retailers, increases in EMEA of $2.1 million due to promotional sales offset by slower seasonal weather sales; with decreases in APAC of $0.8 million.

Operating income for the year ended September 30, 2017 decreased $55.9 million with a margin decrease of 660 bps due to reduction in sales volumes, product recall, incremental acquisition & integration activity plus a $15.3 million impairment on indefinite lived intangible assets; partially offset by cost improvements. Adjusted EBITDA in the year ended September 30, 2017 increased $2.6 million with a margin increase of 100 bps primarily driven by cost improvements despite the decrease in sale volumes.

Net sales for the year ended September 30, 2016 increased $67.5 million, or 8.9%, with an increase in organic net sales of $1.2 million, or 0.2%.

•	Net sales were positively impacted from acquisitions previously discussed by $74.5 million due to the acquisition of European IAMS and Eukanuba with $44.2 million and Salix with $30.3 million.
•	Aquatic sales increased $1.1 million due to timing of prior year holiday shipments, partially offset with the exit of lower margin business.
•

Excluding the impact of acquisitions, companion animal sales were consistent to prior year due to increased competition at retailers, offset by growth with independent pet retailers, promotional activity, and exiting of certain private label business.

Operating income for the year ended September 30, 2016 increased $23.7 million with a margin increase of 220 bps due to increase in net sales, contributing margins from acquisitions and reduced acquisition and integration and restructuring related charges. Adjusted EBITDA in the year ended September 30, 2016 increased $15.6 million with a margin increase of 60 bps due to the increase in net sales as well as contributing margins from acquisitions.

Exhibit 99.5

Home & Garden (H&G)

(in millions, except %)	2017	2016	Variance			2016	2015	Variance
Net sales	$493.3	$509.0	$(15.7)		(3.1%)	$509.0	$474.0	$35.0		7.4%
Operating income	114.4	121.1	(6.7)		(5.5%)	121.1	108.4	12.7		11.7%
Operating income margin	23.2%	23.8%	(60)	bps		23.8%	22.9%	90	bps
Adjusted EBITDA	133.0	138.3	(5.3)		(3.8%)	138.3	124.5	13.8		11.1%
Adjusted EBITDA margin	27.0%	27.2%	(20)	bps		27.2%	26.3%	90	bps

Net sales and organic net sales for the year ended September 30, 2017 decreased $15.7 million, or 3.1%.

•

Lawn & garden control products decreased $3.6 million due to weather conditions decreasing seasonal inventory sales, a reduction in distribution due to retail inventory reduction management programs; partially offset by the introduction of new products and increased market share with key retail partners.

•

Repellent products decreased $16.8 million due to weather conditions decreasing seasonal inventory sales, a reduction in distribution due to retail inventory management programs, coupled with higher demand driven by Zika concerns in the prior year.

•	Household insect control products increased $4.7 million driven by stronger POS and volume growth with key retailers.

Operating income for the year ended September 30, 2017 decreased $6.7 million with a decline in margin of 60 bps primarily driven by the lower sales volumes, incremental investment in marketing costs for new product launches and channel expansion with an increase in depreciation expense from capital investments; partially offset by product mix improvement. Adjusted EBITDA in the year ended September 30, 2017 decreased $5.3 million with a decrease margin of 20 bps compared to the year ended September 30, 2016 due to the lower sales volumes and incremental marketing costs; partially offset by product mix improvement.

Net sales for the year ended September 30, 2016 increased $35.0 million, or 7.4% with organic net sales of $35.1 million, or 7.4%.

•	Lawn & garden control products increased $9.0 million due to an extended outdoor season due to warmer weather and early season retail shipments.
•	Repellent products increased $15.7 million due to volume growth with key retailers and increased demand in response to the Zika virus and extended outdoor season and warmer weather.
•	Household insect control products increased $10.3 million due to volume growth with key retailers.

Operating income for the year ended September 30, 2016 increased $12.7 million with an increase in operating income margin of 90 bps due to an increase in sales volumes combined with cost improvements and reduced integration and restructuring related charges; partially offset by increased depreciation expense from capital investment. Adjusted EBITDA in the year ended September 30, 2016 increased $13.8 million with an increase in margin of 90 bps due to the increase in sales volumes and cost improvements.

Exhibit 99.5

Global Auto Care (GAC)

(in millions, except %)	2017	2016	Variance			2016	2015	Variance
Net sales	$446.9	$453.7	$(6.8)		(1.5%)	$453.7	$160.5	$293.2		182.7%
Operating income	100.8	118.2	(17.4)		(14.7%)	118.2	17.9	100.3		560.3%
Operating income margin	22.6%	26.1%	(350)	bps		26.1%	11.2%	1,490	bps
Adjusted EBITDA	148.4	153.4	(5.0)		(3.3%)	153.4	47.3	106.1		224.3%
Adjusted EBITDA margin	33.2%	33.8%	(60)	bps		33.8%	29.5%	430	bps

Net sales for the year ended September 30, 2017 decreased $6.8 million, or 1.5%, with an organic net sales decrease of $6.5 million, or 1.4%.

•

Auto appearance products decreased $6.7 million due to cooler and wet weather conditions and slowed POS during the summer months, and mass and auto retailer inventory reduction programs; partially offset by new product introductions.

•

Refrigerant products marginally increased $0.4 million primarily due to pricing increases offset by cooler weather conditions and slower POS during the summer months, mass and auto retailer inventory reduction programs, and increased competition.

•	Auto performance products and other marginally decreased $0.2 million primarily due to mass and auto retail inventory reduction programs.

Operating income for the year ended September 30, 2017 decreased $17.4 million with a margin decrease of 350 bps due to the decrease in sales volumes, higher marketing costs for new product introductions, increased restructuring costs and increased depreciation from capital investment; partially offset by improved product mix and pricing adjustments. Adjusted EBITDA for the year ended September 30, 2017 decreased $5.0 million, with a margin decrease of 60 bps due to sales volumes and higher marketing costs for new product introductions; partially offset by improved product mix and pricing adjustments.

Net sales for the year ended September 30, 2016 increased $293.2 million, including acquisition sales of $277.3 million. For the period of May 21, 2016 through September 30, 2016, organic net sales increased $16.6 million or 10.3% compared to the period of May 21, 2015 through September 30, 2015, primarily driven by increased sales volumes from refrigerant products and the introduction of private label products with a key customer.

Operating income for the year ended September 30, 2016 increased $100.3 million with an operating income margin increase of 1,490 bps due to the inclusion of a full year of operations and contributing margin due to the seasonality of the business and acquisition date. Adjusted EBITDA for the year ended September 30, 2016 increased $106.1 million, while Adjusted EBITDA margin increased 430 bps due to reduced operating expenses and cost improvements from post integration synergies.

Exhibit 99.5

Liquidity and Capital Resources

The following is a summary of the Company’s cash flows for the years ended September 30, 2017, 2016 and 2015:

	SBH			SB/RH
(in millions)	2017	2016	2015	2017	2016	2015
Net cash flow from operating activities from continuing operations	$340.8	$461.7	$205.6	$323.0	$448.3	$203.1
Net cash flow from investing activities from continuing operations	$(380.1)	$(63.0)	$(1,245.1)	$(380.1)	$(63.0)	$(1,245.1)
Net cash flow from financing activities from continuing operations	$(349.3)	$(484.6)	$934.6	$(327.0)	$(475.7)	$938.8

Spectrum Brands Holdings, Inc.

Cash flows from operating activities

Cash flows provided by operating activities from continuing operations decreased $120.9 million for the year ended September 30, 2017 due to:

•

Incremental cash used in continuing operations of $136.7 million, including cash invested in working capital of $118.6 million from reduced seasonal inventory volumes and operating inefficiencies driven by restructuring initiatives, and one-time settlement payment to Stanley Black & Decker of $23.2 million.

•	Increase in cash paid for acquisition, integration and restructuring activities of $39.2 million, primarily for ongoing restructuring initiatives and integration of newly acquired businesses;
•	Increase in corporate expenditures of $7.3 million for continued investment in shared service operations.
•	Increase in cash paid for income taxes of $2.1 million; partially offset by
•

Decrease in cash paid for interest of $53.4 million due to a reduction in annualized interest costs from refinancing activities previously discussed, plus a non-recurring tender premium of $4.6 million for the redemption of the 6.375% Notes; partially offset by

Cash flows provided by operating activities from continuing operations increased $256.1 million for the year ended September 30, 2016 due to:

•

Incremental cash generated from the segment operations of $270.4 million, including cash contributed by working capital of $118.8 million, primarily from decreases of receivables and inventory due to working capital management initiatives;

•

Decrease in cash paid for interest of $12.0 million, excluding a non-recurring tender premium of $15.6 million for the redemption of the 6.375% Note, due to a reduction in annualized interest costs from refinancing activities;

•	Decrease in cash paid for income taxes of $19.0 million; partially offset by
•	Increase in cash paid for acquisition, integration and restructuring activities of $25.9 million, primarily for integration of previously acquired businesses; and
•	Increased corporate expenditures of $3.8 million due to increased compensation costs and investment in shared services.

Depreciation and amortization

Depreciation and amortization from continuing operations totaled $131.6 million, $119.7 million and $106.4 million for the years ended September 30, 2017, 2016, and 2015, respectively. The increase in depreciation and amortization for the years ended September 30, 2017 and 2016 is attributable to the increase in capital expenditures and the recognition of property, plant and equipment and definite lived intangible assets from the acquisitions of PetMatrix and GloFish during the year ended September 30, 2017 as well as the acquisitions of AAG, European IAMS and Eukanuba, Salix, and Tell during the year ended September 30, 2015, as previously discussed.

Cash flows from investing activities

Cash flow used in investing activities from continuing operations increased $317.1 million during the year ended September 30, 2017 due to:

•	Cash used for the acquisitions, net of cash acquired, of PetMatrix of $255.0 million and GloFish of $49.7 million;
•	Increase in capital expenditures of $17.1 million; partially offset by
•	Increase in proceeds received from the sale of property, plant and equipment of $3.0 million; and
•	Decrease in cash outflow from other investing activities of $1.7 million.

Cash flow used in investing activities from continuing operations decreased $1,182.1 million during the year ended September 30, 2016 due to:

•

Reduction in the cash used for acquisitions, net of cash acquired, of $1,191.1 million related to acquisitions in the year ended September 30, 2015 including the AAG acquisition of $898.4 million, Salix acquisition of $147.8 million, European IAMS and Eukanuba acquisition of $115.7 million, and Tell acquisition of $29.2 million; partially offset by

•	Increase in capital expenditures of $5.6 million;
•	Decrease in proceeds received from the sale of property, plant and equipment of $0.2 million; and
•	Increase in cash outflow from other investing activities of $3.2 million.

Exhibit 99.5

Capital Expenditures

Capital expenditures from continuing operations totaled $77.8 million, $60.8 million and $55.1 million for the years ended September 30, 2017, 2016, and 2015, respectively. Increases in capital expenditures are attributable to incremental investment in capacity expansion and cost reduction projects. We expect to make investments in capital projects similar to historical levels, as well as incremental investments slightly above historical levels related to acquisitions and in high return cost reduction projects.

Cash flows from financing activities

Cash flows used by financing activities from continuing operations decreased $135.3 million for the year ended September 30, 2017 due to the reduction of debt net proceeds from debt financing activity, offset by the increase in payment of dividends, treasury stock repurchases, share based tax withholdings, and the purchase of non-controlling interest in Shaser.

Cash flows provided by financing activities from continuing operations decreased $1,419.2 million for the year ended September 30, 2016 due to the reduction of net proceeds from debt financing activity along with reduction in debt issuance costs, decrease in proceeds from issuance of common stock; offset by increase in the payment of cash dividends, treasury stock repurchases, and share based tax withholdings.

Debt

During the year ended September 30, 2017, the Company recognized incremental proceeds from the issuance of debt of $265.6 million, including $250.0 million from the issuance of USD Term Loan primarily to support funding acquisition activity and $15.6 million of other debt financing. The Company made $223.4 million payments on debt, including $129.7 million for the redemption of the 6.375% Notes, $61.3 million for the redemption of the Euro Term Loan, and $32.4 million of scheduled amortizing payments of debt.

During the year ended September 30, 2016, the Company recognized incremental proceeds from the issuance of debt of $484.4 million, including $477.6 million from the issuance of the 4.00% Notes for refinancing the 6.375% Notes to extend maturities and reduce borrowing costs, and $6.8 million of other debt financing. The Company made $815.8 million of payments on debt, including partial redemption of $390.3 million of the 6.375% Notes, payments on Term Loans of $415.5 million, and $10.0 million of scheduled amortizing payments on debt.

During the year ended September 30, 2015, the Company recognized incremental proceeds from the issuance of debt of $3,281.2 million, including $2,036.5 million for the issuance of new Term Loans under the Senior Credit Agreement to refinance the then-existing senior credit facilities, and to redeem the 6.75% Notes and to fund acquisition activity; proceeds of $1,000.0 million from the issuance of the 5.75% Notes to support the AAG acquisition, and proceeds of $250.0 million from the issuance of the 6.125% Notes to support acquisition activity. The Company made $2,776.7 million of payments on debt, including payment of $1,589.6 million for the redemption of the then-existing senior term facilities, payment of $540.0 million for redemption of AAG debt assumed as part of the AAG acquisition, payment of $300.0 million for the redemption of the 6.75% Notes, and $347.1 million of scheduled amortizing payments on debt.

In addition to the outstanding principal on our debt obligations, we have annual interest payment obligations of approximately $191.3 million in the aggregate (excluding the impact of changes to variable interest rates or foreign currency). This includes interest under our: (i) 4.00% Notes of approximately $20.0 million; (ii) 6.625% Notes of approximately $37.8 million; (iii) 6.125% Notes of approximately $15.3 million; (iv) 5.75% Notes of $57.5 million; and (v) Term Loans of $44.7 million. Interest on the 4.00% Notes, the 6.625% Notes and the 6.75% Notes is payable semi-annually in arrears and interest under the Term Loan and the Revolver Facility is payable on various interest payment dates as provided in the Senior Credit Agreement. Subsequent to the year ended September 30, 2017 and effective November 15, 2017, the 6.625% Notes became callable by the Company.

The Company maintains a $700.0 million revolving credit facility that matures in March 2022 (“Revolver Facility”) which the Company may borrow funds on a variable interest rate. As a result of borrowings and payments under the Revolver Facility, at September 30, 2017, the Company had borrowing availability of $680.5 million, net of outstanding letters of credit of $18.0 million and a $1.5 million amount allocated to a foreign subsidiary. We are required to pay certain fees in connection with our outstanding debt obligations including a quarterly commitment fee of up to 0.50% on the unused portion of the Revolver Facility and certain additional fees with respect to the letter of credit sub-facility under the Revolver Facility.

The Company’s access to the capital markets and financing costs in those markets may depend on the credit ratings of the Company when it is accessing the capital markets. None of the Company’s current borrowings are subject to default or acceleration as a result of a downgrading of credit ratings, although a downgrade of the Company’s credit ratings could increase fees and interest charges on future borrowings. At September 30, 2017, we were in compliance with all covenants under the Credit Agreement and the indentures governing the 6.625% Notes, the 6.125% Notes, the 5.75% Notes, and the 4.00% Notes.

Refer to Note 11 - Debt of Notes to Consolidated Financial Statements included elsewhere in this Annual Report for additional information.

Exhibit 99.5

Equity

During the years ended September 30, 2017 and 2016, SBH did not issue shares of common stock outside the Company’s share-based compensation plans. During the year ended September 30, 2015, SBH issued 6.2 million shares of common stock in connection with the AAG acquisition, resulting in $562.7 million in proceeds, net of equity issuance costs.

SBH made cash dividend payments of $96.2 million, $87.2 million, and $70.7 million during the year ended September 30, 2017, 2016 and 2015 respectively. The increase is attributable to the annual increase in dividend rates at $1.64, $1.47, and $1.27 per share for the years ended September 30, 2017, 2016 and 2015 respectively, and the increase in common stock issued in connection with the AAG acquisition during the year ended September 30, 2015.

From time to time we may repurchase outstanding shares of SBH common stock in the open market or otherwise. On July 28, 2015, the Board of Directors approved a $300.0 million common stock repurchase program. The authorization was effective for 36 months. On January 24, 2017, the Board of Directors approved a $500 million common stock repurchase program, replacing the pre-existing $300 million common stock repurchase program that was scheduled to expire in July 2018. The authorization is effective for 36 months. During the years ended September 30, 2017, 2016 and 2015, SBH repurchased 2,068,653, 450,087 and 230,000 shares, respectively, with an average price of $122.08, $95.71, and $92.13 per share, respectively. There is currently $350.6 million remaining under the current program. The repurchase of additional shares in the future will depend upon many factors, including the Company’s financial condition, liquidity and legal requirements.

During the years ended September 30, 2017, 2016 and 2015, SBH granted 0.7 million, 0.6 million and 0.6 million restricted stock units (“RSUs”), respectively, to our employees and our directors. All vesting dates are subject to the recipient’s continued employment, except as otherwise permitted by our Compensation Committee or Board of Directors or in certain cases if the employee is terminated without cause or as otherwise provided in an applicable employment agreement. The total market value of the RSUs on the date of grant was for the years ended September 30, 2017, 2016 and 2015 were $88.4 million, $56.0 million, and $52.9 million, respectively, which represented unearned share based compensation that is amortized to expense over the appropriate vesting period. During the years ended September 30, 2017, 2016, and 2015, SBH issued $54.5 million, $47.9 million and $49.8 million of shares through its stock compensation plans, respectively, and paid $24.4 million, $10.8 million, and $2.6 million in tax withholding payments on share based compensation plans, net of proceeds received upon vesting. See Note 17 - Share Based Compensation of Notes to Consolidated Financial Statements included elsewhere in this Annual Report for additional information.

During the year ended September 30, 2017, the Company purchased the remaining 44% non-controlling interest of Shaser, Inc. with a cash payment of $12.6 million. During the year ended September 30, 2016, the Company paid $3.2 million of contingent consideration associated with its acquisition of Salix. Refer to the Note 4 - Acquisitions to the Consolidated Financial Statements included elsewhere in this Annual Report for additional information.

SB/RH

Liquidity and capital resources of SB/RH are highly dependent upon the cash flow and financing activities of SBH. As a result, there are no substantive differences between the cash flows of SBH and SB/RH.

Liquidity Outlook

The Company’s ability to make principal and interest payments on borrowings under its U.S. and foreign credit facilities and its ability to fund planned capital expenditures will depend on its ability to generate cash in the future, which, to a certain extent, is subject to general economic, financial, competitive, regulatory and other conditions. Based on its current level of operations, the Company believes that its existing cash balances and expected cash flows from operations will be sufficient to meet its operating requirements for at least the next 12 months. However, the Company may request borrowings under its credit facilities and seek alternative forms of financing or additional investments to achieve its longer-term strategic plans.  At September 30, 2017, there are no significant foreign cash balances available for repatriation.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Exhibit 99.5

Contractual Obligations & Other Commercial Commitments

The following table summarizes our contractual obligations from continuing operations as of September 30, 2017 and the effect such obligations are expected to have on our liquidity and cash flow in future periods:

	Contractual Payments Due by Period
(in millions)	Total	Less than 1 year	1 to 3 years	3 to 5 years	Thereafter
Debt, excluding capital lease obligations(1)	$3,628.8	$13.1	$30.8	$1,263.9	$2,321.0
Interest payments excluding capital lease obligations(2)	1,140.9	175.3	349.2	336.5	279.9
Capital lease obligations(3)	199.7	6.3	15.2	17.5	160.7
Operating lease obligations(4)	102.5	24.2	35.6	17.2	25.5
Employee benefit obligations(5)	29.2	1.9	4.8	5.3	17.2
Total Contractual Obligations(6)	$5,101.1	$220.8	$435.6	$1,640.4	$2,804.3

(1)	See Note 11 - Debt of the Notes to the Consolidated Financial Statements included elsewhere in the Annual Report.
(2)

Interest payments on debt subject to variable interest rates are based upon annualized interest rates as of September 30, 2017.  See Note 11 - Debt of the Notes to the Consolidated Financial Statements included elsewhere in the Annual Report.

(3)

Capital lease payments due by fiscal year include executory costs and imputed interest not reflected in the Consolidated Statements of Financial Position. See Note 11 - Debt of the Notes to the Consolidated Financial Statements included elsewhere in the Annual Report.

(4)

Operating lease payments due by fiscal year are not reflected in the Consolidated Statements of Financial Position. See Note 12 – Leases of the Notes to the Consolidated Financial Statements included elsewhere in the Annual Report.

(5)

Employee benefit obligations represent the sum of our estimated future minimum required funding for our qualified defined benefit plans based on actuarially determined estimates and projected future benefit payments from our unfunded postretirement plans. See Note 14 - Employee Benefit Plans of the Notes to the Consolidated Financial Statements included elsewhere in this Annual Report.

(6)

At September 30, 2017, our Consolidated Statements of Financial Position includes reserves for uncertain tax positions. However, it is not possible to predict or estimate the timing of payments for these obligations. The Company cannot predict the ultimate outcome of income tax audits currently in progress for certain of our companies; however, it is reasonably possible that during the next 12 months, some portion of our unrecognized tax benefits could be recognized. See Note 15 - Income Taxes of the Notes to the Consolidated Financial Statements included elsewhere in this Annual Report.

The following table summarizes our other commercial commitments as of September 30, 2017, consisting entirely of standby letters of credit that back the performance of certain of our entities under various credit facilities, insurance policies and lease arrangements:

	Contractual Payments Due by Period
(in millions)	Total	Less than 1 year	1 to 3 years	3 to 5 years	Thereafter
Letters of credit	$10.0	$10.0	$—	$—	$—

Exhibit 99.5

Critical Accounting Policies and Estimates

Our Consolidated Financial Statements have been prepared in accordance with GAAP and fairly present our financial position and results of operations. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its accounting estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, and evaluates its estimates on an ongoing basis. The following policies are considered by management to be the most critical to understanding the judgments that are involved in the preparation of our consolidated financial statements and the uncertainties that could impact our results of operations, financial position and cash flows. The application of these accounting policies requires judgment and use of assumptions as to future events and outcomes that are uncertain and, as a result, actual results could differ from these estimates. Refer to Note 2 - Significant Accounting Policies and Practices of Notes to the Consolidated Financial Statements for all relevant accounting policies.

Assets Held for Sale and Discontinued Operations

The Company reports the results of operations of a business as discontinued operations if a disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the business is sold and classified as held for sale, in accordance with the criteria of Accounting Standard Codification (“ASC”) Topic 205 Presentation of Financial Statements and ASC Topic 360 Property, Plant and Equipment (“ASC 360”).  The results of discontinued operations are reported in Income From Discontinued Operations, Net of Tax in the accompanying Condensed Consolidated Statements of Income for the current and prior periods commencing in the period in which the business meets the criteria of a discontinued operations, and include any gain or loss recognized on closing, or adjustment of the carrying amount to fair value less cost to sell.  Assets and liabilities of a business classified as held for sale are recorded at the lower of its carrying amount or estimated fair value less cost to sell.  If the carrying amount of the business exceeds its estimated fair value less cost to sell, a loss is recognized.  Assets and liabilities related to a business classified as held for sale are segregated in the current and prior balance sheets in the period in which the business is classified as held for sale.  Transactions between the businesses held for sale and businesses held for use that are expected to continue to exist after the disposal are not eliminated to appropriately reflect the continuing operations and balances held for sale.  Refer to Note 3- Divestitures of Notes to the Consolidated Financial Statements for more information.

Goodwill, Intangible Assets and Other Long-Lived Assets

The Company’s goodwill, intangible assets and tangible fixed assets are stated at historical cost, net of depreciation and amortization, less any provision for impairment. Intangible and tangible assets with determinable lives are amortized or depreciated on a straight line basis over estimated useful lives. Refer to Note 2 - Significant Accounting Policies and Practices of Notes to the Consolidated Financial Statements for more information about useful lives.

On an annual basis, or more frequently if triggering events occur, the Company compares the estimated fair value of its reporting units to the carrying value to determine if potential goodwill impairment exists. Our reporting units are consistent with our operating segments. See Note 20 - Segment Information of Notes to the Consolidated Financial Statements for further discussion of operating and reporting segments. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded for the difference between the fair value of the reporting unit goodwill and its carrying value. The estimated fair value represents the amount at which a reporting unit could be bought or sold in a current transaction between willing parties on an arms-length basis. In estimating the fair value of the reporting unit, we used a discounted cash flows methodology, which requires us to estimate future revenues, expenses, and capital expenditures and make assumptions about our weighted average cost of capital and perpetuity growth rate, among other variables. We test the aggregate estimated fair value of our reporting units by comparison to our total market capitalization, including both equity and debt capital. The fair value of HHI, PET, H&G, and GAC reporting units exceeded their carrying value by 93.2%, 38.6%, 352.3%, and 12.4%, respectively.

In addition to goodwill, the Company has indefinite-lived intangible assets that consist of acquired tradenames. On an annual basis, or more frequently if triggering events occur, the Company compares the estimated fair value of the identified trade names to the carrying value to determine if potential impairment exists. If the fair value is less than its carrying value, an impairment loss is recorded for the excess. The fair value of indefinite-lived intangible assets is determined using an income approach, the relief-from-royalty methodology, which requires us to make estimates and assumptions about future revenues, royalty rates, and the discount rate, among others. During the year ended September 30, 2017, the Company recognized $16.3 million impairment on indefinite life intangible assets due to the reduction in value of certain tradenames in response to changes in management’s strategy.

The Company also reviews other definite-lived intangible assets and tangible fixed assets for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Circumstances such as the discontinuation of a product or product line, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses or an adverse change in legal factors or in the business climate, among others, may trigger an impairment review. If such indicators are present, the Company performs undiscounted cash flow analyses to determine if impairment exists. The asset value would be deemed impaired if the undiscounted cash flows expected to be generated by the asset did not exceed the carrying value of the asset. If impairment is determined to exist, any related impairment loss is calculated based on fair value. There was a triggering event identified during the year that necessitated an impairment test of definite-lived assets, but no impairment was required.

A considerable amount of judgment and assumptions are required in performing the impairment tests, principally in determining the fair value of each reporting unit and assets subject to impairment testing. While the Company believes its judgments and assumptions are reasonable, different assumptions could change the estimated fair value and therefore, additional impairment changes could be required. The Company is subject to financial statement risk in the event that business or economic conditions unexpectedly decline and impairment is realized.

Exhibit 99.5

Pensions

The Company recognizes amounts on the consolidated financial statements related to defined benefit pension plans using a September 30 measurement date. The accounting for these plans requires us to recognize the overfunded and/or underfunded status of each pension plan (i.e. the estimated present value of future benefits, net of plan assets) on the consolidated statement of financial position. The determination of the estimated present value of future benefits includes several important assumptions, particularly around discount rates, expected returns on plan assets, and retirement and mortality rates.

The Company’s discount rate assumptions are based on the interest rate of high-quality corporate bonds, with appropriate consideration of our plans’ participants’ demographics and benefit payment terms. For the year ended September 30, 2017, we used discount rates ranging from 1.13% to 7.50%. We believe the discount rates used are reflective of the rates at which pension benefits could be effectively settled. If interest rates decline resulting in a lower discount rate, our pension liability will increase along with the related pension expense and required funding contributions.

The Company’s expected return on plan assets assumptions are based on our expectation of long-term average rates of return on assets in the pension funds, which reflect both the current and projected asset mix of the funds and consider the historical returns earned on the fund. If the actual rates of return are lower than we assume, our future pension expense and required funding contributions may increase. Actual returns above the assumed level could decrease future pension expense and lower the amount of required funding contributions. For the year ended September 30, 2017, we used an expected return on plan assets of 1.13% to 3.50%. If plan assets decline due to poor market performance, our pension liability will increase along with increasing pension expense and required funding contributions may increase.

The Company reviews its actuarial assumptions on an annual basis and makes modifications based on current rates and trends when appropriate. Based on the information provided by independent actuaries and other relevant sources, the Company believes that the assumptions used are reasonable; however, changes in these assumptions could impact our financial position, results of operations or cash flows in the future. See Note 14 - Employee Benefit Plans of Notes to the Consolidated Financial Statements included elsewhere in this Annual Report for further discussion of our employee benefit plans.

Restructuring and Related Charges

Restructuring charges include, but are not limited to, termination and related costs consisting primarily of one-time termination benefits such as severance costs and retention bonuses, and contract termination costs consisting primarily of lease termination costs. Related charges, as defined by us, include, but are not limited to, other costs directly associated with exit and relocation activities, including impairment of property and other assets, departmental costs of full-time incremental employees, and any other items related to the exit or relocation activities. We estimate costs for such activities after evaluating detailed analyses of the costs to be incurred.

Liabilities from restructuring and related charges are recorded for estimated costs of facility closures and significant organizational adjustments and measures undertaken by us to exit certain activities. We estimated costs for such activities after evaluating detailed analyses of the costs to be incurred. Such liabilities could include amounts for items such as severance costs and related benefits (including settlements of pension plans), lease termination payments and any other items directly related to the exit activities. Impairment of property and equipment and other current or long-term assets as a result of restructuring related initiatives are recognized as a reduction of the appropriate asset.

Restructuring and related charges associated with manufacturing and related initiatives are reported in cost of goods sold. Restructuring and related charges reflected in cost of goods sold include, but are not limited to, termination and related costs associated with manufacturing employees, asset impairments relating to manufacturing initiatives and other costs directly related to the restructuring initiatives implemented. Restructuring and related charges associated with administrative functions are reported in operating expenses, such as initiatives impacting sales, marketing, distribution or other non-manufacturing related functions. Restructuring and related charges reflected in operating expenses include, but are not limited to, termination and related costs, any asset impairments relating to the administrative functions and other costs directly related to the initiatives implemented.

While the actions are carried out as expeditiously as possible, restructuring and related charges are estimates. Changes in estimates resulting in an increase to or a reversal of a previously recorded liability may be required as we execute a restructuring plan. See Note 5 - Restructuring and Related Charges of Notes to the Consolidated Financial Statements included elsewhere in this Annual Report for a more complete discussion of our restructuring initiatives and related costs.

Exhibit 99.5

Income Taxes

The Company is subject to income taxes in the U.S. and numerous foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes and recording the related deferred tax assets and liabilities.

The Company assesses its income tax positions and records tax liabilities for all years subject to examination based upon management’s evaluation of the facts and circumstances and information available for reporting. For those income tax positions where it is more-likely-than-not that a tax benefit will be sustained upon conclusion of an examination, the Company has recorded a reserve based upon the largest amount of tax benefit having a cumulatively greater than 50% likelihood of being realized upon ultimate settlement with the applicable taxing authority assuming that it has full knowledge of all relevant information. For those income tax positions where it is more-likely-than-not that a tax benefit will not be sustained, the Company did not recognize a tax benefit. As of September 30, 2017, the total amount of unrecognized tax benefits, including interest and penalties, that if not recognized, would affect the effective tax rate in future periods was $37.8 million. Our effective tax rate includes the impact of income tax reserves and changes to those reserves when considered appropriate. A number of years may elapse before a particular matter for which we have established a reserve is finally resolved. Unfavorable settlement of any particular issue may require the use of cash or a reduction in our net operating loss carryforwards. Favorable resolution would be recognized as a reduction to the effective rate in the year of resolution.

The Company recognizes deferred tax assets and liabilities for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, net operating losses, tax credit, and other carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company does not adjust its measurement for proposed future tax rate changes that have not yet been enacted into law. The Company regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance based on historical losses, projected future taxable income, expected timing of the reversals of existing temporary differences, and ongoing prudent and feasible tax planning strategies. We base these estimates on projections of future income, including tax planning strategies, in certain jurisdictions. Changes in industry conditions and other economic conditions may impact our ability to project future income. Should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period we make that determination.

As of September 30, 2017, we have U.S. federal net operating loss carryforwards (“NOLs”) of $703.5 million, with a federal tax benefit of $246.2 million, future tax benefits related to state NOLs of $70.8 million and capital loss carryforwards of $19.8 million with a federal and state tax benefit of $7.5 million. Our total valuation allowance for the tax benefit of deferred tax assets that may not be realized is $243.5 million at September 30, 2017. Of this amount, $217.1 million relates to U.S. net deferred tax assets and $26.4 million relates to foreign net deferred tax assets. We estimate that $180.8 million of valuation allowance related to domestic deferred tax assets cannot be released regardless of the amount of domestic operating income generated due to both prior period ownership changes that limit the amount of NOLs we can use and legal limitations on the use of capital losses and foreign tax credits.

As of September 30, 2017, we have provided no significant residual US taxes on earnings not yet taxed in the U.S. As of September 30, 2017, we project $2.8 million of additional tax expense from non-U.S. withholding and other taxes expected to be incurred on repatriation of foreign earnings.

See Note  15 - Income Taxes of Notes to the Consolidated Financial Statements elsewhere included in this Annual Report.

Exhibit 99.5

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. This ASU requires revenue recognition to depict the transfer of goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new revenue recognition model requires identifying the contract and performance obligations, determining the transaction price, allocating the transaction price to performance obligations and recognizing the revenue upon satisfaction of performance obligations. This ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. This ASU can be applied either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the updates recognized at the date of the initial application along with additional disclosures. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606) Deferral of the Effective Date, which amends the previously issued ASU to provide for a one year deferral from the original effective date. As a result, the ASU will become effective for us beginning in the first quarter of our fiscal year ending September 30, 2019. We have performed a preliminary assessment over the impact of the pronouncement to the Company and are currently performing detailed assessments over the contracts with our customers and the impact to our processes and control environment. We have not measured the impact of adoption at this point in our assessment and have not concluded on the overall materiality of the impact of adoption to the Company’s consolidated financial statements, or the method of adoption, but have not identified any matters that are considered significant for further disclosure.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which supersedes the lease requirements in ASC 840, Leases. This ASU requires lessees to recognize lease assets and liabilities on the balance sheet, as well as disclosing key information about leasing arrangements. Although the new ASU requires both operating and finance leases to be disclosed on the balance sheet, a distinction between the two types still exists as the economics of leases can vary. The ASU can be applied using a modified retrospective approach, with a number of optional practical expedients relating to the identification and classification of leases that commenced before the effective date, along with the ability to use hindsight in the evaluation of lease decisions, that entities may elect to apply. As a result, the ASU will become effective for us beginning in the first quarter of our fiscal year ending September 30, 2020, with early adoption applicable. We have not measured the impact of adoption at this point in our assessment and have not concluded on the overall materiality of the impact of adoption to the Company’s consolidated financial statements, or determined the method and timing of adoption.

In March 2017, the FASB issued ASU No. 2017-07, Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which requires an employer to disaggregate the service cost component from the other components of net periodic pension costs within the statement of income. The amendment provides guidance requiring the service cost component to be recognized consistent with other compensation costs arising from service rendered by employees during the period, and all other components to be recognized separately outside of the subtotal of income from operations. The ASU is applied on a retrospective basis, and will become effective for us in the first quarter of the year ending September 30, 2019; with early adoption available.  We are currently assessing the impact this pronouncement will have on the consolidated financial statements of the Company and have not yet concluded on the materiality or timing of the adoption.

In August 2017, the FASB issued Accounting Standards Update ASU No. 2017-12, Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities (Topic 815), which changes the designation and measurement guidance for qualifying hedging relationships and presentation of hedge results. The amendments in this update make certain targeted improvements to simplify the application of the hedge accounting guidance in current GAAP, better aligning the entity’s risk management activities and financial reporting for hedging relationships. The ASU can only be applied prospectively, and will become effective for us beginning in the first quarter of our fiscal year ending September 30, 2020, with early adoption applicable. We are currently assessing the impact this pronouncement will have on the consolidated financial statements of the Company and have not yet determined the materiality of the adoption

Exhibit 99.5

ITEM 7A.QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk Factors

We have market risk exposure from changes in interest rates, foreign currency exchange rates and commodity prices. When appropriate, we use derivative financial instruments to mitigate the risk from such exposures. A discussion of our accounting policies for derivative financial instruments is included in Note 13 - Derivatives of Notes to the Consolidated Financial Statements included elsewhere in this Annual Report.

Interest Rate Risk

A portion of our debt bears interest at variable rates. If market interest rates increase, the interest rate on our variable rate debt will increase and will create higher debt service requirements, which would adversely affect our cash flow and could adversely impact our results of operations. We also have bank lines of credit at variable interest rates. The general levels of U.S., Canadian and European Union interest rates, LIBOR, CDOR and EURIBOR affect interest expense. We periodically use interest rate swaps to manage such risk. The net amounts to be paid or received under interest rate swap agreements are accrued as interest rates change, and are recognized over the life of the swap agreements as an adjustment to interest expense from the underlying debt to which the swap is designated. The related amounts payable to, or receivable from, the contract counterparties are included in accrued liabilities or accounts receivable.

At September 30, 2017 we had $1,307.9 million or 34% of our total debt subject to variable interest rates, the majority related to our Term Loans of $1,303.2 million. After inclusion of $300.0 million of interest rate swaps expiring in May 2020 fixing a portion of the variable rate debt, $1,007.9 million or 26% of our debt is subject to variable rates. Assuming an increase to market rates of 1% as of September 30, 2017, we would incur an increase to interest expense of $10.3 million.

At September 30, 2017, the potential change in fair value of our outstanding interest rate derivative instruments assuming a 1% decline in interest rates would be a loss of $8.3 million. The net impact on reported earnings, after also including the effect of the change on one year’s underlying interest rate exposure on our variable rate Term Loan, would be a net loss of $1.2 million.

Foreign Exchange Risk

We are subject to risk from sales and loans to and from our subsidiaries as well as sales to, purchases from and bank lines of credit with third-party customers, suppliers and creditors denominated in foreign currencies. Foreign currency sales and purchases are made primarily in Euro, Pounds Sterling, Mexican Pesos, Canadian Dollars, Australian Dollars and Brazilian Reals. We manage our foreign exchange exposure from such sales, accounts receivable, intercompany loans, firm purchase commitments, accounts payable and credit obligations through the use of naturally occurring offsetting positions (borrowing in local currency), forward foreign exchange contracts, foreign exchange rate swaps and foreign exchange options. The related amounts payable to, or receivable from, the contract counter-parties are included in accounts payable or accounts receivable.

At September 30, 2017, we had $570.7 million equivalent of debt denominated in foreign currencies. Other than our Canadian-denominated term loan and Euro-denominated 4.00% Notes in the equivalent of $59.0 million and $500.9 million, respectively, recorded in a U.S. Dollar functional entity, the remaining debt is recorded in countries with the same functional currency as the debt. The foreign currency exposure from the Canadian-denominated term loans are substantially offset by Canadian-denominated intercompany loan receivables recorded in a U.S. Dollar functional entity and the 4.00% Notes are held as a net investment hedge of the translation of the Company’s net investments in Euro-denominated subsidiaries.

At September 30, 2017, the potential change in fair value of outstanding foreign exchange derivative instruments, assuming a 10% unfavorable change in the underlying exchange rates, would be a loss of $13.1 million. The net impact on reported earnings, after also including the effect of the change in the underlying foreign currency-denominated exposures, would be a net gain of $1.0 million.

Commodity Price Risk

We are exposed to fluctuations in market prices for purchases of brass used in our manufacturing processes. We use commodity swaps and calls to manage such risk. The maturity of, and the quantities covered by, the contracts are closely correlated to our anticipated purchases of the commodity. The cost of calls is amortized over the life of the contracts and recorded in cost of goods sold, along with the effects of the swap and call contracts. The related amounts payable to, or receivable from, the counter-parties are included in accounts payable or accounts receivable.

At September 30, 2017, the potential change in fair value of outstanding commodity price derivative instruments, assuming a 10% decline in the underlying commodity prices, would be a loss of $0.7 million. The net impact on reported earnings, after also including the reduction in cost of one year’s purchases of the related commodities due to the same change in commodity prices, would be a net gain of $0.7 million.